Exhibit 99.1

BRINKER INTERNATIONAL REPORTS SECOND QUARTER RESULTS
DALLAS (Jan. 25, 2017) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended Dec. 28, 2016 and updated its fiscal 2017 outlook.
Highlights include the following:

•	On a GAAP basis, earnings per diluted share in the second quarter of fiscal 2017 decreased 13.8 percent to $0.69 compared to $0.80 for the second quarter of fiscal 2016

•
Earnings per diluted share, excluding special items, in the second quarter of fiscal 2017 decreased 9.0 percent to $0.71 compared to $0.78 for the second quarter of fiscal 2016 (see non-GAAP reconciliation below)

•
Brinker's total revenues in the second quarter of fiscal 2017 decreased 2.2 percent to $771.0 million compared to the second quarter of fiscal 2016 and company sales in the second quarter of fiscal 2017 decreased 2.2 percent to $748.7 million compared to the second quarter of fiscal 2016

•	Chili’s company-owned comparable restaurant sales in the second quarter of fiscal 2017 decreased 3.3 percent

•	Maggiano’s comparable restaurant sales in the second quarter of fiscal 2017 decreased 0.8 percent

•
Chili's franchise comparable restaurant sales in the second quarter of fiscal 2017 decreased 3.5 percent, which includes a 3.0 percent and 4.2 percent decrease for U.S. and international franchise restaurants, respectively

•
Operating income, as a percent of total revenues, declined approximately 160 basis points to 8.0 percent in the second quarter of fiscal 2017 compared to 9.6 percent for the second quarter of fiscal 2016

•
Restaurant operating margin, as a percent of company sales, declined approximately 100 basis points to 15.1 percent in the second quarter of fiscal 2017 compared to 16.1 percent for the second quarter of fiscal 2016 (see non-GAAP reconciliation below)

•
For the first six months of fiscal 2017, cash flows provided by operating activities were $141.1 million and capital expenditures totaled $60.1 million. Free cash flow was $81.0 million (see non-GAAP reconciliation below)

•	The company is updating its fiscal 2017 outlook and now estimates earnings per diluted share, excluding special items, to be in the range of $3.05 to $3.15 for fiscal 2017

"We are not satisfied with our second quarter results. While we believe our initiatives can deliver share gains, our overall performance was hurt by a much weaker-than-expected casual dining category," said Wyman Roberts, chief executive officer and president. "We are taking actions to sharpen our focus on more impactful innovation and execution designed to create long-term value for our shareholders."

Table 1: Q2 comparable restaurant sales1
Company-owned, reported brands and franchise; percentage

	Q2 17	Q2 16
Brinker International	(2.9)	(2.6)
Chili’s Company-Owned
Comparable Restaurant Sales	(3.3)	(2.8)
Pricing Impact	1.8	0.8
Mix-Shift[2]	1.4	0.4
Traffic	(6.5)	(4.0)
Maggiano’s
Comparable Restaurant Sales	(0.8)	(1.8)
Pricing Impact	2.6	2.3
Mix-Shift[2]	(0.9)	(1.2)
Traffic	(2.5)	(2.9)

Chili's Franchise[3]	(3.5)	0.9
U.S. Comparable Restaurant Sales	(3.0)	(0.1)
International Comparable Restaurant Sales	(4.2)	2.6

Chili's Domestic[4]	(3.2)	(2.1)
System-wide[5]	(3.1)	(1.6)

1	Comparable restaurant sales includes all restaurants that have been in operation for more than 18 months.
2	Mix shift is calculated as the year over year percentage change in company sales resulting from the change in menu items ordered by guests.
3
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

4	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
5
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated Chili's restaurants.

Quarterly Operating Performance
CHILI’S second quarter company sales decreased 2.9 percent to $632.1 million from $651.0 million in the prior year primarily due to a decline in comparable restaurant sales. As compared to the prior year, Chili's restaurant operating margin1 declined. Restaurant labor, as a percent of company sales, increased compared to the prior year due to higher wage rates and employee health insurance expenses. Restaurant expenses, as a percent of company sales, increased due to deleverage, higher advertising and repairs and maintenance expenses. Cost of sales, as a percent of company sales, decreased due to increased menu pricing and favorable commodity pricing primarily related to poultry, burgers and prime rib, partially offset by unfavorable menu item mix and commodity pricing primarily related to avocados.

MAGGIANO’S second quarter company sales increased 1.7 percent to $116.6 million from $114.7 million in the prior year primarily due to an increase in restaurant capacity, partially offset by a decline in comparable restaurant sales. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Cost of sales, as a percent of company sales, was positively impacted by favorable commodity pricing and increased menu pricing, partially offset by unfavorable menu item mix. Restaurant expenses, as a percent of company sales, decreased due to lower preopening expenses, partially offset by higher supervision expenses. Restaurant labor, as a percent of company sales, increased due to higher manager bonuses and increased employee health insurance expenses.
1Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses. (See non-GAAP reconciliation below)

FRANCHISE AND OTHER revenues decreased 2.6 percent to $22.3 million for the second quarter compared to $22.9 million in the prior year. Brinker franchisees generated approximately $320 million in sales2 for the second quarter of fiscal 2017.

2Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $0.2 million for the quarter compared to the second quarter of fiscal 2016 primarily due to depreciation on asset replacements and new restaurant openings, partially offset by an increase in fully depreciated assets and restaurant closures.

General and administrative expense increased $1.6 million for the quarter compared to the second quarter of fiscal 2016 primarily due to higher stock compensation and payroll expenses, partially offset by lower performance-based compensation.

On a GAAP basis, the effective income tax rate decreased to 28.2 percent in the current quarter from 30.1 percent in the second quarter of fiscal 2016. Excluding the impact of special items, the effective income tax rate decreased to 28.1 percent in the current quarter compared to 31.3 percent in the second quarter of fiscal 2016. The effective income tax rates decreased in the current quarter primarily due to lower profits and the impact of tax credits.

Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the company’s operating results. Non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Reconciliations of these non-GAAP measures are included in the tables below.

Table 2: Reconciliation of net income excluding special items
Q2 17 and Q2 16; $ millions and $ per diluted share after-tax

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

	Q2 17	EPS Q2 17	Q2 16	EPS Q2 16
Net Income	34.6	0.69	47.7	0.80
Special items[1]	1.3	0.03	(0.1)	0.00
Income tax effect related to special items	(0.3)	(0.01)	0.1	0.00
Adjustment for tax items[2]	—	—	(0.8)	(0.02)
Special items, net of taxes	1.0	0.02	(0.8)	(0.02)
Net Income excluding special items	35.6	0.71	46.9	0.78

1	See footnote "b" to the consolidated statements of comprehensive income for additional details on the composition of these amounts.
2	Discrete tax items result from the resolution of certain tax positions which directly impacts tax expense.

Table 3: Calculation of restaurant operating margin and reconciliation to operating income
Q2 17 and Q2 16; $ millions

Brinker believes presenting restaurant operating margin provides a useful metric by which to evaluate restaurant-level operating efficiency and performance.

	Q2F17	Q2F16
Company sales	748.7	765.7
Cost of sales	193.5	203.8
Restaurant labor	248.7	247.6
Restaurant expenses	193.1	190.7
Restaurant operating margin	113.4	123.6
Divided by company sales	748.7	765.7
Restaurant operating margin as a percent of company sales	15.1%	16.1%

Restaurant operating margin	113.4	123.6
Franchise and other revenues	22.3	22.9
Depreciation and amortization	(39.3)	(39.1)
General and administrative	(33.5)	(31.9)
Other gains and charges	(1.3)	0.1
Operating income	61.6	75.6
Divided by total revenues	771.0	788.6
Operating income as a percent of total revenues	8.0%	9.6%

Table 4: Reconciliation of free cash flow
Q2 17; $ millions

Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

Twenty-six Week Period Ended Dec. 28, 2016
Cash flows provided by operating activities	141.1
Capital expenditures	(60.1)
Free cash flow	81.0

Fiscal 2017 Outlook Update

“While we believe our initiatives are gaining traction and plan to enhance our focus to improve performance, we are reducing our full-year adjusted EPS guidance primarily to reflect lower category sales than originally planned,”  said Tom Edwards, executive vice president and chief financial officer.

The company is updating guidance for fiscal 2017 due to changes in our performance expectations and recent reorganization activities. We continually examine our business model to identify efficiencies and react to changes in the business environment. We have reorganized Chili’s restaurant operations team and certain positions at the Restaurant Support Center to streamline our staffing to align with our current management strategy. We estimate that this action will result in severance and other separation related charges of approximately $6.0 million. These amounts will be recorded in the third quarter of fiscal 2017 in the Other gains and charges caption of our consolidated statements of comprehensive income. We anticipate that this reorganization will result in pre-tax savings of over $5 million in fiscal 2017 and approximately $12 million on an annualized basis.

We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such we do not present a reconciliation of forecasted adjusted earnings per diluted share, excluding special items, to US GAAP earnings per diluted share.

The company estimates that earnings per diluted share, excluding special items, will be in the range of $3.05 to $3.15. Our updated earnings expectations are based on the following assumptions:

•	Total revenues are now estimated to decrease approximately 2.0 to 2.5 percent on a GAAP basis and decrease approximately 1.0 to 1.5 percent excluding the impact of the 53rd week in fiscal 2016

•	Comparable restaurant sales are now estimated to be down 1.5 to 2.0 percent

•	Restaurant operating margin is now estimated to be down approximately 90 basis points year-over-year on a 52 week basis

•	General and administrative expense is now estimated to be an increase of approximately $6.0 to $8.0 million

•	Depreciation is now estimated to be flat to an increase of approximately $1.0 million

•	Free cash flow is estimated to be $205 to $215 million

The company believes providing fiscal 2017 earnings per diluted share, excluding special items, guidance provides investors the appropriate insight into the company's ongoing operating performance.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the statements of comprehensive income and will only provide updates if there is a material change versus the original guidance.

 Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker's Web site at 9 a.m. CST today (Jan. 25) -
http://investors.brinker.com/phoenix.zhtml?c=119205&p=irol-EventDetails&EventId=5246124
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker's Web site until the end of the day Feb. 22, 2017.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker's Web site under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for the second quarter of fiscal 2017 filing on or before Feb. 6, 2017; and
- Third quarter earnings release, before market opens, April 25, 2017.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 28, 2016, Brinker owned, operated, or franchised 1,658 restaurants under the names Chili’s® Grill & Bar (1,606 restaurants) and Maggiano’s Little Italy® (52 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control. Such risks and uncertainties include, among other things, general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 28, 2016	Dec. 23, 2015	Dec. 28, 2016	Dec. 23, 2015
Revenues:
Company sales	$748,709	$765,672	$1,486,119	$1,506,153
Franchise and other revenues (a)	22,334	22,938	43,416	45,016
Total revenues	771,043	788,610	1,529,535	1,551,169
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	193,537	203,799	385,839	400,402
Restaurant labor	248,692	247,596	499,262	494,173
Restaurant expenses	193,131	190,660	389,774	379,833
Company restaurant expenses	635,360	642,055	1,274,875	1,274,408
Depreciation and amortization	39,305	39,114	78,191	78,285
General and administrative	33,546	31,909	66,083	65,020
Other gains and charges (b)	1,306	(87)	7,384	1,590
Total operating costs and expenses	709,517	712,991	1,426,533	1,419,303
Operating income	61,526	75,619	103,002	131,866
Interest expense	13,641	7,907	22,450	15,674
Other, net	(383)	(560)	(682)	(833)
Income before provision for income taxes	48,268	68,272	81,234	117,025
Provision for income taxes	13,631	20,578	23,364	36,124
Net income	$34,637	$47,694	$57,870	$80,901

Basic net income per share	$0.70	$0.81	$1.11	$1.35

Diluted net income per share	$0.69	$0.80	$1.09	$1.34

Basic weighted average shares outstanding	49,833	59,198	52,339	59,712

Diluted weighted average shares outstanding	50,480	59,899	53,028	60,553

Other comprehensive loss:
Foreign currency translation adjustment (c)	$(1,664)	$(460)	$(2,145)	$(3,265)
Other comprehensive loss	(1,664)	(460)	(2,145)	(3,265)
Comprehensive income	$32,973	$47,234	$55,725	$77,636

(a)
Franchise and other revenues primarily includes royalties, development fees, franchise fees, Maggiano's banquet service charge income, gift card breakage and discounts, tabletop gaming revenue, Chili's retail food product royalties and delivery fee income.

(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 28, 2016	Dec. 23, 2015	Dec. 28, 2016	Dec. 23, 2015
Gain on the sale of assets, net	$(2,569)	$—	$(2,569)	$(1,762)
Restaurant impairment charges	1,851	468	1,851	525
Restaurant closure charges	321	—	2,827	—
Information technology restructuring	209	—	2,700	—
Severance	—	209	293	2,368
Litigation	—	(2,032)	—	(2,032)
Acquisition costs	—	—	—	580
Other	1,494	1,268	2,282	1,911
	$1,306	$(87)	$7,384	$1,590

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Dec. 28, 2016	June 29, 2016

ASSETS
Current assets	$224,268	$176,774
Net property and equipment (a)	1,018,221	1,043,152
Total other assets	255,616	249,534
Total assets	$1,498,105	$1,469,460
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$3,815	$3,563
Other current liabilities	465,989	428,880
Long-term debt, less current installments	1,416,212	1,110,693
Other liabilities	142,675	139,423
Total shareholders’ deficit	(530,586)	(213,099)
Total liabilities and shareholders’ deficit	$1,498,105	$1,469,460

(a)
At Dec. 28, 2016, the company owned the land and buildings for 190 of the 1,001 company-owned restaurants. The net book values of the land totaled $143.2 million and the buildings totaled $101.0 million associated with these restaurants.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-Six Week Periods Ended
	Dec. 28, 2016	Dec. 23, 2015
Cash Flows From Operating Activities:
Net income	$57,870	$80,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,191	78,285
Stock-based compensation	8,152	7,522
Restructure charges and other impairments	8,000	1,229
Net gain on disposal of assets	(811)	(274)
Changes in assets and liabilities	(10,266)	(11,424)
Net cash provided by operating activities	141,136	156,239
Cash Flows from Investing Activities:
Payments for property and equipment	(60,055)	(52,199)
Proceeds from sale of assets	3,022	2,756
Payment for business acquisition, net of cash acquired	—	(105,577)
Net cash used in investing activities	(57,033)	(155,020)
Cash Flows from Financing Activities:
Proceeds from issuances of long-term debt	350,000	—
Purchases of treasury stock	(349,994)	(140,089)
Payments on revolving credit facility	(138,000)	(20,000)
Borrowings on revolving credit facility	100,000	207,500
Payments of dividends	(36,944)	(37,363)
Payments for debt issuance costs	(10,216)	—
Proceeds from issuances of treasury stock	3,837	1,691
Payments on long-term debt	(1,862)	(1,698)
Excess tax benefits from stock-based compensation	1,688	4,907
Net cash (used in) provided by financing activities	(81,491)	14,948
Net change in cash and cash equivalents	2,612	16,167
Cash and cash equivalents at beginning of period	31,446	55,121
Cash and cash equivalents at end of period	$34,058	$71,288

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Second Quarter Openings Fiscal 2017	Total Restaurants Dec. 28, 2016	Projected Openings Fiscal 2017
Company-owned restaurants:
Chili’s domestic	1	935	5-6
Chili’s international	1	14	1
Maggiano’s	1	52	2
Total company-owned	3	1,001	8-9
Franchise restaurants:
Chili’s domestic	1	316	5-8
Chili's international	8	341	35-40
Total franchise	9	657	40-48
Total restaurants:
Chili’s domestic	2	1,251	10-14
Chili's international	9	355	36-41
Maggiano’s	1	52	2
Grand total	12	1,658	48-57

FOR ADDITIONAL INFORMATION, CONTACT:
JOE TAYLOR
INVESTOR RELATIONS
(972) 770-9040

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240